Filed Pursuant to Rule 424(b)(3)

File Number 333-150885

Supplement No. 4

(To prospectus dated July 3, 2008)

NCO GROUP, INC.

$165,000,000 Floating Rate Senior Notes due 2013

$200,000,000 11.875% Senior Subordinated Notes due 2014

This prospectus supplement No. 4 supplements and amends the prospectus dated July 3, 2008, as supplemented and amended by prospectus supplement No. 1 dated August 12, 2008, prospectus supplement No. 2 dated September 30, 2008 and prospectus supplement No. 3 dated November 26, 2008 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.

On December 12, 2008, NCO Group, Inc. filed with the Securities and Exchange Commission a current report on Form 8-K which included the attached information.

The date of this prospectus supplement is December 12, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 8, 2008

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-150885	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania		19044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 9, 2008, NCO Group, Inc. (the “Company”) accepted subscriptions from certain existing stockholders of the Company to purchase a total of 40,745.78 shares of its Series B-1 19% PIK Preferred Stock, par value $0.01 per share and 1,369.36 shares of its Series B-2 19% Preferred Stock, par value $0.01 per share (collectively, the “Series B Preferred Stock”), each at a per share price of $237.50, for aggregate proceeds of $10 million. Purchasers of the Series B Preferred Stock entered into a Subscription Agreement with the Company, a copy of the form of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Company intends to use the net proceeds from the sale of the Series B Preferred Stock for general corporate purposes. No underwriters were used in the sale of the Series B Preferred Stock.

The shares of Series B Preferred Stock were sold in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), by virtue of Section 4(2) of the 1933 Act and Regulation D promulgated thereunder. Each of the investors represented in the Subscription Agreement, among other things, that the investor was acquiring the shares of Series B Preferred Stock for investment for the investor’s account and that the investor was an “accredited investor” within the meaning of Regulation D. There were no underwriting discounts or commissions paid in connection with the sale.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 8, 2008, the Company filed with the Secretary of State of the State of Delaware the Second Amended and Restated Certificate of Incorporation of NCO Group, Inc. (the “Second Amendment”). The Second Amendment was approved by the Company’s Board of Directors and stockholders and was effective upon filing.

The Second Amendment increased the number of shares of preferred stock, par value $0.01 per share (“Preferred Stock”), from 6,500,000 shares to 7,500,000 shares and designated 800,000 shares of Preferred Stock as Series B-1 19% PIK Preferred Stock, and 200,000 shares of Preferred Stock as Series B-2 19% Preferred Stock. The Second Amendment established the terms of the Series B Preferred Stock. A copy of the Second Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of NCO Group, Inc.

99.1	Form of Stock Subscription Agreement

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date:	December 12, 2008	By:	/s/ John R. Schwab
		Name:	John R. Schwab
		Title:	Executive Vice President, Finance and
Chief Financial Officer

3

Exhibit Index

No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of NCO Group, Inc.

99.1	Form of Stock Subscription Agreement

4

Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NCO GROUP, INC.

NCO Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is NCO Group, Inc., and the name under which the corporation was originally incorporated is Collect Holdings, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 13, 2006.

SECOND: That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 14, 2006.

THIRD: That the Amended and Restated Certificate of Incorporation was amended by that certain Certificate of Amendment of Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on December 27, 2006, and further amended by that certain Certificate of Amendment of Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on February 28, 2008;

FOURTH: That this Second Amended and Restated Certificate of Incorporation amends, restates and integrates in its entirety the Amended and Restated Certificate of Incorporation of the corporation, as amended to date, to read in full as set forth on Exhibit A attached hereto.

FIFTH: That this Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation and by the stockholders of the corporation in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

SIXTH: That this Second Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed this 8th day of December, 2008.

NCO Group, Inc.

By:	/s/ John R. Schwab
Name: John R. Schwab
Title: Executive Vice President and
Chief Financial Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NCO GROUP, INC.

ARTICLE I

Name. The name of the Corporation is NCO Group, Inc.

ARTICLE II

Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is Twelve Million Eight Hundred Thousand (12,800,000) shares, divided into three (3) classes consisting of Seven Million Five Hundred Thousand (7,500,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), Eight Hundred Thousand (800,000) shares of Class L Common Stock, par value $.01 per share (“Class L Common Stock”), and Four Million Five Hundred Thousand (4,500,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”). Class L Common Stock and Class A Common Stock are hereinafter sometimes referred to as “Common Stock.”

ARTICLE V

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A. PREFERRED STOCK—IN GENERAL

1. Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of Directors of the Corporation providing for its issue (as such resolution may be amended by a resolution or resolutions subsequently adopted by the Board of Directors). All shares of any one series of Preferred

Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

2. Creation of Series. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

a. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

e. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

g. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

h. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

i. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

3. Voting Rights. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

4. Reservation of Right. The Board of Directors of the Corporation reserves the right by subsequent amendment of (i) this Certificate of Incorporation or (ii) the resolutions of the Board of Directors providing for the creation of a series of Preferred Stock (the “Adopting Resolutions”), to increase or decrease the number of shares constituting Preferred Stock or any series thereof (but not below the number of shares then outstanding) and in any other respects to amend this Certificate of Incorporation or the Adopting Resolutions, in each case, within the limits provided by law, this Certificate of Incorporation and any applicable contract or instrument binding on the Corporation.

B. SERIES A PREFERRED STOCK; SERIES B PREFERRED STOCK AND COMMON STOCK

The first series of Preferred Stock shall be designated as Series A 14% PIK Preferred Stock (“Series A Preferred Stock”), and the number of shares which shall constitute such series shall be Six Million (6,000,000). The par value of Series A Preferred Stock shall be $.01 per share. The second series of Preferred Stock shall be designated as Series B-1 19% PIK Preferred Stock (“Series B-1 Preferred Stock”), and the number of shares which shall constitute such series shall be Eight Hundred Thousand (800,000). The par value of Series B-1 Preferred Stock shall be $.01 per share. The third series of Preferred Stock shall be designated as Series B-2 19% Preferred Stock (“Series B-2 Preferred Stock” and, together with Series B-1 Preferred Stock, “Series B Preferred Stock”), and the number of shares which shall constitute such series shall be Two Hundred Thousand (200,000). The par value of Series B-2 Preferred Stock shall be $.01 per share. Except as otherwise provided herein, all shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Class L Common Stock and Class A Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1. Subdivision and Combinations of Shares. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of Series A Preferred Stock, then the outstanding shares of each series of Series B Preferred Stock and the outstanding shares of each class of Common Stock shall be proportionately subdivided or combined. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of any series of Series B Preferred Stock, then the outstanding shares of each other series of Series B Preferred Stock, the outstanding shares of Series A Preferred Stock, and the outstanding shares of each class of Common Stock shall be proportionately subdivided or combined. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of any class of Common Stock, then the outstanding shares of Series A Preferred Stock, the outstanding shares of each series of Series B Preferred Stock, and the outstanding shares of each other class of Common Stock shall be proportionately subdivided or combined. Any such subdivision or combination shall be payable in shares of Series A Preferred Stock to holders of Series A Preferred Stock, in shares of Series B-1 Preferred Stock to holders of Series B-1 Preferred Stock, in shares of Series B-2 Preferred

Stock to holders of Series B-2 Preferred Stock, in shares of Class L Common Stock to holders of Class L Common Stock and in shares of Class A Common Stock to holders of Class A Common Stock. In no event shall a stock split or stock dividend constitute a payment of Yield or Base Amount.

2. Distribution Priority. At the time of each Distribution, such Distribution shall be made to the holders of the Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Class L Common Stock and Class A Common Stock in the following priority:

a. The holders of Series B-1 Preferred Stock and the holders of Series B-2 Preferred Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 PIK Stock, (ii) the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock and (iii) the aggregate Unpaid Yield of the outstanding shares of Series B-2 Preferred Stock, each as of the time of such Distribution (such sum, the “First Tier Amount”), and no Distribution or any portion thereof shall be made under paragraphs B.2(b), B.2(c), B.2(d) or B.2(e) of Article V until the entire First Tier Amount as of the time of such Distribution has been paid in full.

(i) The holders of Series B-1 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(a) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 PIK Stock and the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock divided by (ii) the First Tier Amount (such product, the “Series B-1 First Tier Distribution”). Each holder of Series B-1 Preferred Stock shall be entitled to receive a ratable portion of the Series B-1 First Tier Distribution based on the sum of the aggregate Unpaid Base Amount of the Series B-1 PIK Stock held by such holder plus the aggregate Unpaid Yield of the Series B-1 Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 PIK Stock plus the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock, in each case, as of the time of such Distribution. Distributions made pursuant to this subparagraph B.2(a)(i) of Article V to holders of Series B-1 Preferred Stock shall constitute, with respect to each outstanding share of Series B-1 Preferred Stock (i) first a payment of Yield to the extent of the Unpaid Yield with respect to such share and (ii) then a payment of the Base Amount of the Series B-1 PIK Stock.

(ii) The holders of the outstanding shares of Series B-2 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(a) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Yield of the outstanding shares of Series B-2 Preferred Stock divided by (ii) the First Tier Amount (such product, the “Series B-2 First Tier Distribution”). Each holder of Series B-2 Preferred Stock shall be entitled to receive a ratable portion of the Series B-2 First Tier Distribution, based on the aggregate Unpaid Yield of the Series B-2 Preferred Stock held by such holder, compared to the aggregate Unpaid Yield of the outstanding shares of Series B-2 Preferred Stock, in each case, as of the time of such Distribution. Distributions made pursuant to this subparagraph B.2(a)(ii) of Article V to holders of Series B-2 Preferred Stock shall constitute, with respect to outstanding shares of Series B-2 Preferred Stock, a payment of Yield.

b. After the required amount of a Distribution has been made in full pursuant to paragraph B.2(a) of Article V, the holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 Preferred Stock and (ii) the aggregate Unpaid Base Amount of the outstanding shares of Series B-2 Preferred Stock, each as of the time of such Distribution (such sum, the “Second Tier Amount”), and no Distribution or any portion thereof shall be made under paragraph B.2(c), B.2(d) or B.2(e) of Article V until the entire amount of the Second Tier Amount as of the time of such Distribution has been paid in full.

(i) The holders of Series B-1 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(b) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 Preferred Stock divided by (ii) the Second Tier Amount (such product, the “Series B-1 Second Tier Distribution”). Each holder of Series B-1 Preferred Stock shall be entitled to receive a ratable portion of the Series B-1 Second Tier Distribution based on the aggregate Unpaid Base Amount of each share of Series B-1 Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 Preferred Stock, in each case, as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Series B-1 Preferred Stock pursuant to this subparagraph B.2(b)(i) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share. Distributions made pursuant to this subparagraph B.2(b)(i) of Article V to holders of Series B-1 Preferred Stock shall constitute, with respect to the outstanding shares of Series B-1 Preferred Stock, a payment of the Base Amount.

(ii) The holders of the outstanding shares of Series B-2 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(b) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-2 Preferred Stock divided by (ii) the Second Tier Amount (such product, the “Series B-2 Second Tier Distribution”). Each holder of Series B-2 Preferred Stock shall be entitled to receive a ratable portion of the Series B-2 Second Tier Distribution, based on the aggregate Unpaid Base Amount of each share of Series B-2 Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-2 Preferred Stock, in each case, as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Series B-2 Preferred Stock pursuant to this subparagraph B.2(b)(ii) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share. Distributions made pursuant to this subparagraph B.2(b)(ii) of Article V to holders of Series B-2 Preferred Stock shall constitute, with respect to outstanding shares of Series B-2 Preferred Stock, a payment of the Base Amount.

c. After the required amount of a Distribution has been made in full pursuant to paragraph B.2(a) and B.2(b) of Article V, the holders of Series A Preferred Stock and the holders of Class L Common Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A PIK Stock, (ii) the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock and (iii) the aggregate Unpaid Yield of the Class L Common Stock, each as of the time of such Distribution (such sum, the “Third Tier Amount”), and no Distribution or any portion thereof shall be made under paragraphs B.2(d) or B.2(e) of Article V until the entire Third Tier Amount as of the time of such Distribution has been paid in full.

(i) The holders of Series A Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(c) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series A PIK Stock and the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock divided by (ii) the Third Tier Amount (such product, the “Series A Third Tier Distribution”). Each holder of Series A Preferred Stock shall be entitled to receive a ratable portion of the Series A Third Tier Distribution based on the sum of the aggregate Unpaid Base Amount of the Series A PIK Stock held by such holder plus the aggregate Unpaid Yield of the Series A Preferred Stock held by such holder, compared to sum of the aggregate Unpaid Base Amount of the outstanding shares of Series A PIK Stock plus the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock, in each case, as of the time of such Distribution. Distributions made pursuant to this subparagraph B.2(c)(i) of Article V to holders of Series A Preferred Stock shall constitute, with respect to each outstanding share of Series A Preferred Stock (i) first a payment of Yield to the extent of the Unpaid Yield with respect to such share and (ii) then a payment of the Base Amount of the Series A PIK Stock.

(ii) The holders of the outstanding shares of Class L Common Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(c) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Yield of the outstanding shares of Class L Common Stock divided by (ii) the Third Tier Amount (such product, the “Class L Third Tier Distribution”). Each holder of Class L Common Stock shall be entitled to receive a ratable portion of the Class L Third Tier Distribution, based on the aggregate Unpaid Yield of the Class L Common Stock held by such holder, compared to the aggregate Unpaid Yield of the outstanding shares of Class L Common Stock, in each case, as of the time of such Distribution. Distributions made pursuant to this subparagraph B.2(c)(ii) of Article V to holders of Class L Common Stock shall constitute, with respect to outstanding shares of Class L Common Stock, a payment of Yield.

d. After the required amount of a Distribution has been made in full pursuant to paragraph B.2(a), B.2(b) and B.2(c) of Article V, the holders of Series A Preferred Stock and Class L Common Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock and (ii) the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock, each as of the time of such Distribution (such sum, the “Fourth Tier Amount”), and no Distribution or any portion thereof shall be made under paragraph B.2(e) of Article V until the entire amount of the Fourth Tier Amount as of the time of such Distribution has been paid in full.

(i) The holders of Series A Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(d) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock divided by (ii) the Fourth Tier Amount (such product, the “Series A Fourth Tier Distribution”). Each holder of Series A Preferred Stock shall be entitled to receive a ratable portion of the Series A Fourth Tier Distribution based on the aggregate Unpaid Base Amount of each share of Series A Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock, in each case, as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Series A Preferred Stock pursuant to this subparagraph B.2(d)(i) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share. Distributions made pursuant to this subparagraph B.2(d)(i) of Article V to holders of Series A Preferred Stock shall constitute, with respect to the outstanding shares of Series A Preferred Stock, a payment of the Base Amount.

(ii) The holders of the outstanding shares of Class L Common Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(d) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock divided by (ii) the Fourth Tier Amount (such product, the “Class L Fourth Tier Distribution”). Each holder of Class L Common Stock shall be entitled to receive a ratable portion of the Class L Fourth Tier Distribution, based on the aggregate Unpaid Base Amount of each share of Class L Common Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Class L Common Stock pursuant to this subparagraph B.2(d)(ii) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share. Distributions made pursuant to this subparagraph B.2(d)(ii) of Article V to holders of Class L Common Stock shall constitute, with respect to outstanding shares of Class L Common Stock, a payment of the Base Amount.

e. After the required amount of a Distribution has been made pursuant to paragraphs B.2(a), B.2(b), B.2(c) and B.2(d) of Article V, the holders of Common Stock as a group shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution). The holders of Class L Common Stock shall be entitled to participate in Distributions made pursuant to this paragraph B.2.(e) of Article V even after the Unpaid Base Amount of such Class L Common Stock has been reduced to zero ($0). The Series A Preferred Stock and Series B Preferred Stock shall not be entitled to any portion of a Distribution made pursuant to this paragraph B.2(e) of Article V.

3. PIK Stock.

a. Series A PIK Stock. With respect to Series A Preferred Stock, if on any Dividend Payment Date the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock is greater than zero ($0) after giving effect to any Distribution made on or before such Dividend Payment Date, then the Board of Directors shall, unless prohibited by law, declare and the Corporation shall pay on such Dividend Payment Date a dividend on each share of Series A Preferred Stock outstanding by issuing to each holder of Series A Preferred Stock such number of shares (or fractional shares) of Series A Preferred Stock equal to the Unpaid Yield (with respect each share of Series A Preferred Stock held by such holder and after giving effect to any such Distribution) divided by the Base Amount of one share of Series A Preferred Stock. Each such dividend on Series A Preferred

Stock shall be payable to the holders of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date; provided however, that no issuance of Series A PIK Stock shall occur on any Dividend Payment Date until all Series B-1 PIK Stock has been issued on such date in accordance with paragraph B.3(b) of Article V. Such stock so issued will have an Issue Date as of the Dividend Payment Date and will be validly issued, fully paid and non-assessable. Whenever a dividend is paid in Series A PIK Stock, there shall be designated as capital in respect of such shares an amount which is equal to the aggregate par value of the Series A PIK Stock issued as a dividend.

b. Series B-1 PIK Stock. With respect to Series B-1 Preferred Stock, if on any Dividend Payment Date the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock is greater than zero ($0) after giving effect to any Distribution made on or before such Dividend Payment Date, then the Board of Directors shall, unless prohibited by law, declare and the Corporation shall pay on such Dividend Payment Date a dividend on each share of Series B-1 Preferred Stock outstanding by issuing to each holder of Series B-1 Preferred Stock such number of shares (or fractional shares) of Series B-1 Preferred Stock equal to the Unpaid Yield (with respect to each share of Series B-1 Preferred Stock held by such holder and after giving effect to any such Distribution) divided by the Base Amount of one share of Series B-1 Preferred Stock. Each such dividend on Series B-1 Preferred Stock shall be payable to the holders of Series B-1 Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date. Such stock so issued will have an Issue Date as of the Dividend Payment Date and will be validly issued, fully paid and non-assessable. Whenever a dividend is paid in Series B-1 PIK Stock, there shall be designated as capital in respect of such shares an amount which is equal to the aggregate par value of the Series B-1 PIK Stock issued as a dividend.

4. Cancellation of Series A Preferred Stock and Series B Preferred Stock. At the time the Unpaid Base Amount of any share of Series A Preferred Stock is reduced to zero ($0) or the Unpaid Base Amount of any share of Series B Preferred Stock is reduced to zero ($0), such share of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall be cancelled and returned to the Corporation and shall no longer be outstanding for any purpose. Each holder of certificates representing such cancelled shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall promptly surrender the certificate or certificates representing any such shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, to the Corporation at its principal office, duly endorsed for transfer to the Corporation. In the event that less than all of the shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, represented by any such certificate are cancelled, a new certificate shall be issued representing the shares that are not cancelled.

5. Voting Rights.

a. The holders of Series A Preferred Stock and Series B Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by the DGCL or this Certificate of Incorporation and except that (A) without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation shall not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any Distribution, or increase the authorized amount of any such other class or series or (ii) amend, alter or repeal any provision of the this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series A Preferred Stock, and (B) (i) without the written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a single series, or the vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a single series, at a meeting of the holders of Series B Preferred Stock called for such purpose, the Corporation shall not (x) create, authorize or issue any other class or series of stock entitled to a preference prior to Series B Preferred Stock upon any Distribution, or increase the authorized amount of any such other class or series, or (y) amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B Preferred Stock, (ii) without the written consent of the holders of a majority of the outstanding shares of Series B-1 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series B-1 Preferred Stock at a meeting of the holders of Series B-1 Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B-1 Preferred Stock in a different manner than such amendment, alteration or repeal affects the relative rights and preferences of the Series B-2 Preferred Stock or (iii) without the written consent of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock at a meeting of the holders of Series B-2 Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B-2 Preferred Stock in a different manner than such amendment, alteration or repeal affects the relative rights and preferences of the Series B-1 Preferred Stock. In any case in which the holders of Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock (excluding Series A PIK Stock) held unless otherwise required by applicable law. In any case in which the holders of Series B Preferred Stock shall be entitled to vote, each holder of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock (excluding Series B-1 PIK Stock) held unless otherwise required by applicable law.

b. The holders of Class L Common Stock and Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law; provided however, that holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of any class or series of Preferred Stock and does not adversely affect or alter or change the rights, preferences or privileges (including the relative rights, preferences or privileges) of the holders of Common Stock if the holder or holders of such affected series of Preferred Stock are entitled, either separately or together with one or more such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. Except as the DGCL or this Certificate of Incorporation shall otherwise provide for separate class votes, on all matters on which the holders of Class L Common Stock and Class A Common stock shall have the right to vote, such holders shall vote together as a single class. Each holder of Class L Common Stock and Class A Common Stock shall be entitled to one vote for each share thereof held. Without the written consent of the holders of a majority of the outstanding shares of Class L Common Stock or the vote of the holders of a majority of the outstanding shares of Class L Common Stock at a meeting of the holders of Class L Common Stock called for such purpose, the Corporation shall not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to Class L Common Stock upon any Distribution, or increase the authorized amount of any such other class or series or (ii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Class L Common Stock.

6. Approval Rights. The Corporation shall not (i) enter into any agreement which would result in, or consummate any transaction resulting in, a Change of Control or an Initial Public Offering or (ii) amend this paragraph B.6 of Article V, without the prior written consent of each of (a) the holders of a majority of the then outstanding shares of Series A Preferred and Class L Common Stock, voting together as a single class, and (b) the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single series.

7. Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Series A Preferred Stock, Series B Preferred Stock, Class L Common Stock or Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all payments shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Class L Common Stock and Class A Common Stock in the manner and in the priority set forth in paragraphs B.2(a), B.2(b), B.2(c), B.2(d) and B.2(e) of Article V hereof.

8. Reissuance of Preferred Stock. Shares of Series A Preferred Stock and Series B Preferred Stock which have been issued and reacquired, purchased, redeemed or exchanged, in any manner, including shares cancelled and returned pursuant to paragraph B.4 of Article V, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any shares of Preferred Stock.

9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

10. Definitions.

“Adopting Resolutions” has the meaning given to such term in paragraph A.4 of Article V hereof.

“Base Amount” shall be equal to (i) for each share of Series A Preferred Stock (including Series A PIK Stock), $237.50, (ii) for each share of Series B-1 Preferred Stock (including Series B-1 PIK Stock), $237.50, (iii) for each share of Series B-2 Preferred Stock, $237.50, and (iv) for each share of Class L Common Stock, $237.50 (in each case as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Class L Common Stock, respectively).

“Business Day” means any day except Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

“Certificate of Incorporation” means this Second Amended and Restated Certificate of Incorporation of the Corporation.

“Change of Control” means (a) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (b) any sale or transfer by the Corporation of all or substantially all of its assets on a consolidated basis, (c) any consolidation, merger or reorganization of the Corporation with or into any other entity or entities as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (d) any sale or transfer to any third party of shares of the Corporation’s capital stock by the holders thereof as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or transfer cease to own the outstanding capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Class A Common Stock” has the meaning given to such term in Article IV hereof.

“Class L Common Stock” has the meaning given to such term in Article IV hereof.

“Class L Fourth Tier Distribution” has the meaning given to such term in paragraph B.2(d)(ii) of Article V hereof.

“Class L Third Tier Distribution” has the meaning given to such term in paragraph B.2(c)(ii) of Article V hereof.

“Common Stock” has the meaning given to such term in Article IV hereof.

“DGCL” has the meaning given to such term in Article III hereof.

“Distribution” means each distribution made by the Corporation to holders of capital stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that none of the following shall be a Distribution: (a) any dividend of PIK Stock, (b) any redemption or repurchase by the Corporation of any capital stock held by an employee, director, former employee or former director of the Corporation or any of its subsidiaries or (c) any recapitalization or exchange of any capital stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of capital stock. Each Distribution on Series A Preferred Stock, Series B Preferred Stock or Common Stock shall be payable to the holders of record of Series A Preferred Stock, Series B Preferred Stock or Common Stock, respectively, as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors.

“Dividend Payment Date” means February 28, May 31, August 31 and November 30 of each year, beginning with February 28, 2007.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, together with the rules and regulations promulgated thereunder.

“First Tier Amount” has the meaning given to such term in paragraph B.2(a) of Article V hereof.

“Fourth Tier Amount” has the meaning given to such term in paragraph B.2(d) of Article V hereof.

“Initial Public Offering” means a sale of Common Stock in a bona fide, firm commitment underwriting registered under the Securities Act.

“Issue Date” means, with respect to each share of Series A Preferred Stock, each share of Series B-1 Preferred Stock, each share of Series B-2 Preferred Stock and each share of Class L Common Stock, the date on which such share was initially issued by the Corporation regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

“PIK Stock” means, collectively, Series A PIK Stock and Series B-1 PIK Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Preferred Stock” has the meaning given to such term in Article IV hereof.

“Second Tier Amount” has the meaning given to such term in paragraph B.2(b) of Article V hereof.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time, together with the rules and regulations promulgated thereunder.

“Series A Fourth Tier Distribution” has the meaning given to such term in paragraph B.2(d)(i) of Article V hereof.

“Series A PIK Stock” means shares of Series A Preferred Stock that are paid as a dividend to holders of Series A Preferred Stock pursuant to paragraph B.3(a) of Article V.

“Series A Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series A Third Tier Distribution” has the meaning given to such term in paragraph B.2(c)(i) of Article V hereof.

“Series B Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series B-1 First Tier Distribution” has the meaning given to such term in paragraph B.2(a)(i) of Article V hereof.

“Series B-1 PIK Stock” means shares of Series B-1 Preferred Stock that are paid as a dividend to holders of Series B-1 Preferred Stock pursuant to paragraph B.3(b) of Article V.

“Series B-1 Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series B-1 Second Tier Distribution” has the meaning given to such term in paragraph B.2(b)(i) of Article V hereof.

“Series B-2 First Tier Distribution” has the meaning given to such term in paragraph B.2(a)(ii) of Article V hereof.

“Series B-2 Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series B-2 Second Tier Distribution” has the meaning given to such term in paragraph B.2(b)(ii) of Article V hereof.

“Third Tier Amount” has the meaning given to such term in paragraph B.2(c) of Article V hereof.

“Unpaid Base Amount” (i) of any share of Series A Preferred Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Series A Preferred Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share, (ii) of any share of Series B-1 Preferred Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Series B-1 Preferred Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share, (iii) of any share of Series B-2 Preferred Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Series B-2 Preferred Stock, over (b) the aggregate amount of Distributions made by the

Corporation that constitute a payment of Base Amount of such share, and (iv) of any share of Class L Common Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Class L Common Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share.

“Unpaid Yield” means, (i) with respect to each share of Series A Preferred Stock, an amount equal to the excess, if any, of (a) the Yield accrued on such share since the most recent Dividend Payment Date, over (b) the aggregate amount of Distributions made by the Corporation since the most recent Dividend Payment Date that constitute payment of Yield on such share, (ii) with respect to each share of Series B-1 Preferred Stock, an amount equal to the excess, if any, of (a) the Yield accrued on such share since the most recent Dividend Payment Date, over (b) the aggregate amount of Distributions made by the Corporation since the most recent Dividend Payment Date that constitute payment of Yield on such share, (iii) with respect to each share of Series B-2 Preferred Stock, an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share since the Issue Date, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share, and (iv) with respect to each share of Class L Common Stock, an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share since the Issue Date, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

“Yield” means, (i) with respect to each share of Series A Preferred Stock (including Series A PIK Stock), for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 14% per annum of such share’s Unpaid Base Amount, (ii) with respect to each share of Series B-1 Preferred Stock (including Series B-1 PIK Stock), for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 19% per annum of such share’s Unpaid Base Amount, (iii) with respect to each share of Series B-2 Preferred Stock, for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 19% per annum of the sum of (a) such share’s Unpaid Base Amount, plus (b) Unpaid Yield thereon for all prior periods, and (iv) with respect to each share of Class L Common Stock, for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 14% per annum of the sum of (a) such share’s Unpaid Base Amount, plus (b) Unpaid Yield thereon for all prior periods. In calculating the amount of any Distribution to be made during a period, the portion of the Yield of a share of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock or Class L Common Stock for such portion of such period elapsing before such Distribution is made shall be taken into account. Yield accruing during any period less than one year shall be computed on the basis of a 365-day year (or in the case of a leap year, on the basis of a 366-day year) and the actual number of days elapsed in the period during which such Yield accrues.

ARTICLE VI

Business Combinations with Interested Stockholders. The Corporation elects not to be governed by section 203 of the DGCL immediately upon filing of this certificate pursuant to DGCL section 203(b)(1).

ARTICLE VII

Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

ARTICLE VIII

Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE IX

Right to Amend. Subject to the DGCL and the rights of the stockholders contained herein to approve amendments, the Corporation reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE X

Indemnification. The Corporation shall, to the full extent permitted by Section 145 of the DGCL, indemnify all present and former directors and officers of the Corporation and each person who is or was serving at the request of the Corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that the Company shall have no affirmative obligation pursuant to this Section of Article X to take the actions permitted by subsections (f) and (g) of Section 145 of the DGCL.

Advancement of Expenses. In addition to the right to indemnification conferred above and to the fullest extent permitted by law, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending a proceeding for which indemnification is to be provided by the Corporation pursuant to Section 145 of the DGCL as set forth in the foregoing Section of Article X in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise.

Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article X shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Corporate Opportunity. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of One Equity Partners II, L.P., OEP II Co-Investors, L.P., or OEP II Partners Co-Invest, L.P. or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. Neither the alteration, amendment or repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Exhibit 99.1

STOCK SUBSCRIPTION AGREEMENT

STOCK SUBSCRIPTION AGREEMENT, dated as of December 8, 2008 (this “Agreement”), by and among NCO Group, Inc., a Delaware corporation (the “Company”), One Equity Partners II, L.P., a Cayman Islands limited partnership (“OEP II”), OEP II Co-Investors, L.P., a Cayman Islands limited partnership (“OEP II Co-Invest”), and OEP II Partners Co-Invest, L.P., a Cayman Islands limited partnership (“OEP II Partners Co-Invest,” and together with OEP II and OEP Co-Invest, each a “Purchaser” and, collectively, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company has determined to issue and sell up to $25,000,000, in the aggregate, of the Company’s Series B-1 19% PIK Preferred Stock, par value $.01 per share (the “Series B-1 Preferred Stock”), and Series B-2 19% Preferred Stock, par value $.01 per share (the “Series B-2 Preferred Stock” and, together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”);

WHEREAS, each of the Purchasers, acting severally and not jointly, desires to purchase from the Company, upon the terms and subject to the conditions hereinafter set forth, newly issued shares of Series B-1 Preferred Stock and/or Series B-2 Preferred Stock, in consideration of each such Purchaser’s contribution to the Company of cash in the amount set forth on Schedule I hereto;

WHEREAS, the Company desires to issue and sell to the Purchasers, upon the terms and subject to the conditions hereinafter set forth, newly issued shares of Series B-1 Preferred Stock and/or Series B-2 Preferred Stock in consideration of each Purchaser’s contribution to the Company of cash in the amount set forth on Schedule I hereto;

WHEREAS, pursuant to Section 1.6 of the Stockholders Agreement, dated as of November 15, 2006, by and among the Company, the Purchasers and the investors listed on the signature pages thereto (the “Stockholders Agreement”), the Company and the Purchasers are offering certain of the Company’s investors (the “Preemptive Holders”) the opportunity to purchase their pro rata percentage of the aggregate number of shares of Series B Preferred Stock being issued to the Purchasers (such shares, the “Preemptive Shares”); and

WHEREAS, it is the intention of the parties hereto that the purchase by the Purchasers from the Company of newly issued shares Series B-1 Preferred Stock and Series B-2 Preferred Stock qualify for treatment under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

ISSUANCE, SALE AND DELIVERY OF SHARES;

CONTRIBUTIONS; CLOSING; CERTAIN TAX MATTERS

SECTION 1.01. Issuance, Sale and Delivery of Shares; Contributions. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Company shall issue, sell and deliver to each Purchaser, and each Purchaser, acting severally and not jointly, shall purchase from the Company, (i) at a purchase price of $237.50 per share, that number of shares of newly issued

Series B-1 Preferred Stock as is set forth opposite such Purchaser’s name under the heading “Shares of Series B-1 Preferred Stock” on Schedule I hereto, and (ii) at a purchase price of $237.50 per share, that number of shares of newly issued Series B-2 Preferred Stock as is set forth opposite such Purchaser’s name under the heading “Shares of Series B-2 Preferred Stock” on Schedule I hereto (such shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock, collectively, the “Shares”). Upon the terms and subject to the conditions of this Agreement, on the Closing Date, as payment in full for the Shares being issued to each such Purchaser hereunder, each Purchaser shall contribute to the Company the amount of cash set forth opposite the name of such Purchaser under the heading “Cash Purchase Price” on Schedule I hereto. All amounts of cash contributed to the Company by the Purchasers in exchange for Shares hereunder shall be delivered to the Company by wire transfer of immediately available funds to an account designated by the Company to such Purchasers.

SECTION 1.02. Closing. Upon the terms and subject to the conditions of this Agreement, the issuance, sale and delivery of the Shares contemplated by Section 1.01 (the “Subscription Closing”) shall take place on the date hereof (such date being herein called the “Closing Date”).

SECTION 1.03. Certain Tax Matters. The Company and the Purchasers shall, for all federal, state and local income tax purposes, treat the transactions effected pursuant to Section 1.01 as collectively constituting a transaction under Section 351 of the Code, in which the Purchasers transfer property to the Company in exchange for stock in the Company and immediately after the exchange the Purchasers are in control (as defined in Section 368(c) of the Code) of the Company.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers that:

SECTION 2.01. Corporate Existence. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 2.02. Authorization; Validity. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the issuance, sale and delivery of the Shares) are within the Company’s powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

SECTION 2.03. Governmental Authorization. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Article III hereof, no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice

2

to, or filing or registration with, any governmental body, agency or official is required by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement except (i) for such filings as may be required under Regulation D promulgated under the Securities Act of 1933, as amended (“Regulation D”), or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of the Company to perform its obligations hereunder.

SECTION 2.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate the Company’s charter and bylaws, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Company, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which the Company is a party or (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any of its assets or properties.

SECTION 2.05. Capitalization. At and immediately after the Subscription Closing there will be no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights (other than preemptive rights pursuant to the Stockholders Agreement, dated as of November 15, 2006, by and among the Company, OEP and the other investors named therein (the “Stockholders Agreement”)) to acquire from the Company, or other obligation of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, except (A) for the Shares to be issued hereunder, and (B) the securities set forth on Schedule II hereto.

SECTION 2.06. Valid Issuance of Shares. At Subscription Closing, the Shares will have been duly and validly authorized and when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be validly issued, fully paid and nonassessable shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock, as the case may be, free and clear of all claims, liens and encumbrances, other than any claims, liens and encumbrances created by the Stockholders Agreement.

SECTION 2.07. Second Amended and Restated Certificate of Incorporation. The Company has duly adopted and filed the Second Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware.

3

ARTICLE III.

REPRESENTATION AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, and solely with respect to such Purchaser, represents and warrants to the Company that:

SECTION 3.01. Existence. Such Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

SECTION 3.02. Authorization; Power; Validity. The execution and delivery by such Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within such Purchaser’s powers and have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser. This Agreement constitutes a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) with respect to provisions relating to indemnification and contribution, as limited by considerations of public policy and by federal or state securities laws.

SECTION 3.03. Governmental Authorization. No order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to such Purchaser in connection with the execution, delivery and performance by such Purchaser of this Agreement except (i) for such filings and notices of sale as may be required under Regulation D or under any applicable state securities laws, (ii) for such other filings and approvals as have been made or obtained, or (iii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material adverse effect on the ability of such Purchaser to perform such Purchaser’s obligations hereunder.

SECTION 3.04. Noncontravention. The execution, delivery and performance by such Purchaser of this Agreement does not and will not (i) violate the certificate of limited partnership or agreement of limited partnership of such Purchaser, (ii) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon such Purchaser, (iii) violate any contract, agreement, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which such Purchaser is a party, (iv) require any consent or other action by any person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Purchaser under any provision of any agreement or other instrument binding upon such Purchaser or any of its assets or properties or (v) result in the creation or imposition of any material lien, claim, charge, pledge, security interest or other encumbrance with respect to any Shares acquired hereunder.

4

SECTION 3.05. Purchase for Investment. Such Purchaser is purchasing the Shares being purchased by such Purchaser hereunder for investment for such Purchaser’s own account and not with a view to, or for sale in connection with, any distribution thereof.

SECTION 3.06. Private Placement.

(a) Such Purchaser’s financial situation is such that such Purchaser can afford to bear the economic risk of holding the Shares being purchased by such Purchaser hereunder for an indefinite period of time, and such Purchaser can afford to suffer the complete loss of such Purchaser’s investment in the Shares.

(b) Such Purchaser’s knowledge and experience in financial and business matters are such that such Purchaser is capable of evaluating the merits and risks of such Purchaser’s investment in the Shares or such Purchaser has been advised by a representative possessing such knowledge and experience.

(c) Such Purchaser understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Shares and that following the date hereof there will be no public market for the Shares and that, accordingly, it may not be possible for such Purchaser to sell or pledge the Shares, or any interest in the Shares, in case of emergency or otherwise.

(d) Such Purchaser and such Purchaser’s representatives, including, to the extent such Purchaser deems appropriate, such Purchaser’s legal, professional, financial, tax and other advisors, have reviewed all documents provided to them in connection with such Purchaser’s investment in the Shares, and such Purchaser understands and is aware of the risks related to such investment.

(e) Such Purchaser and such Purchaser’s representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company, the terms and conditions of such Purchaser’s acquisition of the Shares and related matters and to obtain all additional information which such Purchaser or such Purchaser’s representatives deem necessary.

(f) Such Purchaser is an “accredited investor” as such term is defined in Regulation D.

SECTION 3.07. No Other Representations and Warranties. Each Purchaser hereby acknowledges and agrees that the representations and warranties set forth in this Article III hereof are the only representations, warranties and statements being relied on by such Purchaser in connection with this Agreement.

5

ARTICLE IV.

MISCELLANEOUS

SECTION 4.01. Agreement to Purchase Preemptive Shares. Promptly after the expiration of the period during which the Preemptive Holders are entitled to exercise their preemptive rights in accordance with Section 1.6(d) of the Stockholders Agreement, the Purchasers shall purchase from the Company and the Company shall issue to the Purchasers, pursuant to a subscription agreement substantially in the form of this Agreement, the Preemptive Shares not purchased by the Preemptive Holders, upon the same terms and conditions such Preemptive Shares were offered to the Preemptive Holders.

SECTION 4.02. Survival. All of the covenants, agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 4.03. Notices. Any notice or communication required or permitted hereunder shall be in writing and shall be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by facsimile (subject to electronic confirmation of such facsimile transmission). Any such notice or communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) one business day after it is deposited with a nationally recognized overnight courier service, if sent by nationally recognized overnight courier service, (iii) the day of sending, if sent by facsimile prior to 5:00 p.m. (EST) on any business day or the next succeeding business day if sent by facsimile after 5:00 p.m. (EST) on any business day or on any day other than a business day or (iv) five business days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

if to the Company, to it at:

NCO Group, Inc.

507 Prudential Road

Horsham, PA 19044

Attention: Michael J. Barrist

Facsimile: (215) 441-3908

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Carmen J. Romano, Esq.

       Derek M. Winokur, Esq.

Facsimile: (215) 994-2222

6

if to any Purchaser, to such Purchaser at the address set forth for such Purchaser on Schedule I hereto.

SECTION 4.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and, in the case of an amendment, signed by the Company and OEP or, in the case of a waiver, signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 4.05. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

SECTION 4.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the Company and OEP; provided, however, after the Closing Date, any Purchaser may assign its rights under this Agreement to any transferee of the Shares purchased by such Purchaser hereunder in connection with any transfer of Shares which is made in compliance with the terms of the Stockholders Agreement.

SECTION 4.07. Governing Law. This Agreement, and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the State of New York.

SECTION 4.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the borough of Manhattan, New York County, New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, and each party agrees that, in addition to any method of service of process otherwise permitted by law, service of process on each party may be made by any method for giving such party notice as provided in Section 4.03, and shall be deemed effective service of process on such party.

SECTION 4.09. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7

SECTION 4.10. Counterparts; Third Party Beneficiaries. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 4.11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof.

SECTION 4.12. Severability. If one or more provisions of this Agreement are finally held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

SECTION 4.13. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the words “hereof’, “herein”, “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article” and “Section” are references to the articles and sections of this Agreement unless otherwise specified. Whenever the words “include,” “includes,” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[SIGNATURE PAGES FOLLOW

8